Exhibit 23.1


The Board of Directors
Elcom International, Inc.:

We consent to incorporation by reference in the registration statement no. 333-94743 on Form S-3 and the registration statement nos. 333-00362, 333-24809, 333-34193, 333-67927 and 333-81795 on Forms S-8 of Elcom International, Inc. of our report dated February 9, 2000 relating to the consolidated balance sheet of Elcom International, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations and other comprehensive income, stockholders' equity, and cash flows for the year then ended, and all related schedules, which report appears in the December 31, 19999, annual report on Form 10-K of Elcom International, Inc.

/s/ KPMG LLP
KPMG LLP


Boston, Massachusetts
March 27, 2000